Exhibit 3.6

CERTIFICATE OFAMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF

LANDBANK GROUP, INC.

Landbank Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I.           The Board of Directors of the Corporation, at a meeting duly held on October 26, 2007, has duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Certificate of Incorporation (together, the “Amendment”):

a.      Article One is hereby amended to read as follows:

“The name of the Corporation is Trist Holdings, Inc.”

b.           Article Five is hereby amended to read as follows:

 “The Corporation shall be authorized to issue Two Billion (2,000,000,000) shares of common stock, par value $0.0001 per share.”

II.           That thereafter, a majority of the outstanding stock entitled to vote thereon, acting by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, approved the amendment.

III.           That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Eric Stoppenhagen, its Interim President & Secretary, this 31st day of December, 2007.

By:           /s/ ERIC STOPPENHAGEN
Name:  Eric Stoppenhagen
Title:    Interim President & Secretary